Exhibit 10.1

THIRD AMENDMENT TO SUBLEASE

THIS THIRD AMENDMENT TO SUBLEASE (“Amendment”) is made as of the 17th day of April, 2009 (the “Effective Date”), by and between INFINITY DISCOVERY, INC., a Delaware corporation formerly known as Infinity Pharmaceuticals, Inc. (“Sublandlord”), and HYDRA BIOSCIENCES, INC., a Delaware corporation (“Subtenant”).

WITNESSETH:

WHEREAS, Sublandlord and Subtenant are parties to that certain Sublease dated August 24, 2004, as amended by that certain First Amendment to Sublease dated as of October 17, 2005, as further amended by that certain Second Amendment to Sublease dated as of January 9, 2006, and as affected by those certain letter agreements dated as of April 19, 2007, February 12, 2008 and March 13, 2009 (as amended and affected, the “Sublease”) pursuant to which Subtenant subleases from Sublandlord certain premises containing approximately 16,167 rentable square feet of space (the “Subleased Premises”) located on the third (3rd) floor of the building located at 790 Memorial Drive, Cambridge, Massachusetts, all as more particularly described in the Sublease; and

WHEREAS, Sublandlord and Subtenant have agreed to reduce the Subleased Premises on the terms and conditions set forth herein, subject to the condition precedent of Sublandlord’s obtaining Prime Landlord’s written consent hereto.

NOW THEREFORE, for good and valuable consideration, and in consideration of the covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Sublease.

2. Reduction of Subleased Premises. Effective as of the Effective Date, the Subleased Premises is hereby reduced by 3,008 rentable square feet by the elimination of that area shaded and identified as the “Infinity Space” on the floor plan attached hereto as Exhibit A (the “Surrendered Premises”) and the Sublease hereby terminates as to the Surrendered Premises with the same force and effect as if the term of the Sublease for the Surrendered Premises were scheduled to expire on the Effective Date. Except as otherwise set forth herein, the Sublease shall continue on all of the terms and conditions of the Sublease for the remainder of the Subleased Premises. Effective as of the Effective Date, the rentable square feet of the Subleased Premises is deemed to be 13,159 rentable square feet. For the avoidance of doubt, the parties hereby confirm that Subtenant’s parking rights as set forth in Section 10 of the Sublease shall not be affected by such reduction in the Subleased Premises.

With respect to the period following the Effective Date, all rights and obligations of Sublandlord and Subtenant under the Sublease with respect to the Surrendered Premises shall terminate as though such date were the Expiration Date, except (i) as set forth in this Amendment, (ii) the obligations under the Sublease that arise during or are otherwise attributable to the period ending on such Effective Date, and (iii) the obligations that are specified in the Sublease to survive the Expiration Date.

3. Reservation of Rights.

(a) Reserved Spaces. In connection with the elimination of the Surrendered Premises from the Subleased Premises, Sublandlord hereby reserves the right to use in common with Subtenant those certain areas within the Subleased Premises described on, and for the purposes set forth in, Exhibit B attached hereto (the “Reserved Spaces”), together with such other reserved rights as are reasonably necessary for Sublandlord’s access, occupancy, use and enjoyment of the Surrendered Premises (provided that all such rights do not materially and adversely interfere with the use of the Subleased Premises by Subtenant for the purposes permitted under the Sublease). Maintenance and repair of the Reserved Spaces shall be performed by Subtenant to the extent required by the Sublease, except to the extent the necessity for such maintenance and repair is the result of a negligent or willful act of Sublandlord, in which event Sublandlord shall be responsible, subject to the waiver of claims set forth in Section 17 of the Prime Lease (as incorporated into the Sublease), for the cost of such maintenance and repair.

(b) Good Faith. The parties, having agreed to this Section 3, recognize that it is not dispositive of all matters and issues that may arise during the term of the Sublease with respect to the Reserved Spaces. As and when matters and issues not definitively controlled by the Sublease, as affected by this Section 3, arise during the term of the Sublease with respect to the Reserved Spaces, Sublandlord and Subtenant shall act reasonably and endeavor in good faith to resolve such matters and issues.

(c) Confidentiality. By reason of this Amendment, (i) Sublandlord may be exposed to confidential and proprietary information owned by Subtenant, and (ii) Subtenant may be exposed to confidential and proprietary information owned by Sublandlord. Such confidential and proprietary information may include, but not be limited to, any procedure, discovery, invention, formula, data, result, idea or technique; any trade secret, trade dress, copyright, patent or other intellectual property right, or any registration or application therefor, or materials relating thereto; and any information relating to any of the foregoing or to any research, development, manufacturing, engineering, marketing, servicing, sales, financing, legal or other business activities or to any present or future products, prices, plans, strategies, forecasts, suppliers, clients, customers, employees, consultants or investors; whether in oral, written, graphic or electronic form (collectively referred to as “Information”). “Information,” however, shall not include information which becomes generally available to the public (except as a result of a disclosure in violation of this Section). Sublandlord acknowledges the confidential and secret nature of Subtenant’s Information and agrees, with respect to any such Subtenant Information obtained by Sublandlord in connection with Sublandlord’s use of the Reserved Spaces, (A) not to reproduce any of Subtenant’s Information in any format, (B) not to use Subtenant’s Information, and (C) not to disclose all or any part of Subtenant’s Information in any form to any third party. Subtenant acknowledges the confidential and secret nature of Sublandlord’s Information and agrees, with respect to any such Sublandlord Information obtained by Subtenant in connection with Sublandlord’s use of the Reserved Spaces, (x) not to reproduce any of Sublandlord’s Information in any format, (y) not to use Sublandlord’s Information, and (z) not to disclose all or any part of Sublandlord’s Information in any form to any third party. Such obligations shall survive the termination of the Sublease. Notwithstanding the foregoing, Subtenant’s or Sublandlord’s Information may be disclosed to the extent required by law or in connection with legal proceedings. The parties acknowledge that monetary damages will not adequately compensate a breach of the provisions of this Section, and Subtenant and/or Sublandlord shall be entitled to equitable relief, including an injunction, in the event of a breach or threatened breach of this Section.

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(d) Indemnification. Sublandlord shall indemnify Subtenant and hold Subtenant harmless from and against any and all claims, demands, suits, judgments, liabilities, costs and expenses, including reasonable attorneys fees, arising out of or in connection with Sublandlord’s use of the Reserved Spaces, to the extent caused by the willful misconduct or negligence of Sublandlord.

4. Condition of Surrendered Premises. Sublandlord agrees to separately demise the Surrendered Premises from the remaining Subleased Premises at its sole cost and expense by constructing the interior walls and doorways depicted on the floor plan attached hereto as Exhibit A to the extent not currently in existence (the “Demising Work”). The parties shall cooperate as reasonably required in order to allow Sublandlord to complete the Demising Work. In connection with performing the Demising Work, Sublandlord shall use commercially reasonable efforts to not materially and adversely interfere with the use of the Subleased Premises by Subtenant.

5. Equipment. Notwithstanding anything in this Amendment to the contrary, Sublandlord and Subtenant agree (i) that Subtenant’s furniture, equipment and moveable personal property now located in the Surrendered Premises (the “Remaining Equipment”) may remain in the Surrendered Premises after the Effective Date, (ii) that all Remaining Equipment remaining in the Surrendered Premises after the Effective Date shall be at Subtenant’s sole risk, (iii) that all such Remaining Equipment shall be kept insured by Subtenant, at Subtenant’s expense and in accordance with the insurance requirements of the Sublease and the Prime Lease, until removed from the Surrendered Premises, and (iv) to cooperate on a mutually-agreeable schedule to remove the Remaining Equipment from the Surrendered Premises to another location in the Subleased Premises at Subtenant’s sole cost and expense (except as provided in the immediately following sentence), provided, however, that no such Remaining Equipment shall remain in the Surrendered Premises on or after May 4, 2009. In connection with such relocation, Sublandlord shall, at its sole cost and expense, relocate, to the extent necessary, internet connections, electrical plugs and air lines currently serving the Remaining Equipment to locations within the Subleased Premises mutually agreed upon by the parties for the purpose of operating the relocated Remaining Equipment.

6. Rent; Additional Rent. From and after the Effective Date, (i) annual base rent and (ii) Subtenant’s proportionate share of any and all additional rent payable by Sublandlord under the Prime Lease, as set forth in Section 5 and 6 of the Sublease, respectively, shall be calculated based on 13,159 rentable square feet. Nothing in this Amendment shall be deemed to affect annual base rent or Subtenant’s proportionate share of additional rent applicable to the Surrendered Premises and attributable to the portion of the term ending on the Effective Date. Notwithstanding the foregoing, Sublandlord hereby agrees to provide Subtenant with a retroactive credit against annual base rent in the amount of $17,435.54, such credit to be applied against the next payments of annual base rent due under the Sublease after the date hereof.

7. Brokerage Representations. Sublandlord and Subtenant each represent that said party has not been represented by, retained or employed any broker in connection with this Amendment. Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any loss, cost or expense (including reasonable attorneys fees) incurred as a result of its breach of the foregoing representation.

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8. Notices. From and after the date hereof, Section 23 of the Sublease is hereby amended by (i) deleting “Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Attention: Melvin R. Shuman, Esq.” and substituting therefor the following: “DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, MA 02110, Attention: Geoffrey A. Howell, Esq.” and (ii) deleting “MBV Law, 855 Front Street, San Francisco, CA 94111, Attention J. Michael Whisman” and substituting therefor the following: “Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Attention: Paul Jakubowski, Esq.”.

9. Authority. Each of Subtenant and Sublandlord represents and warrants to the other that: it (i) is duly organized, validly existing and in good standing under the laws of its state of organization or creation, (ii) has the power and authority to carry on businesses now being conducted and is qualified to do business in every jurisdiction where such qualification is necessary, and (iii) has the power to execute and deliver and perform its obligations under this Amendment. Sublandlord further represents and warrants to Subtenant that, upon obtaining Prime Landlord’s written consent to this Amendment, the execution, delivery and performance by it of its obligations under this Amendment will be duly authorized by all requisite corporate or other action and will not violate any provision of law, any order of any court or other agency of government, its operating agreement or other governing documents or any indenture, agreement or other instrument to which it is a party or by which it is bound. Subtenant further represents and warrants to Sublandlord that the execution, delivery and performance by it of its obligations under this Amendment has been duly authorized by all requisite corporate or other action and will not violate any provision of law, any order of any court or other agency of government, its operating agreement or other governing documents or any indenture, agreement or other instrument to which it is a party or by which it is bound.

10. Ratification. Except as herein amended, the Sublease shall remain in full force and effect in accordance with its terms.

11. Counterparts. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto set their hands and seals as of the day and year first written above.

SUBLANDLORD:

INFINITY DISCOVERY, INC.

By:	/s/ Adelene Q. Perkins
Name:	Adelene Q. Perkins
Title:	President & Chief Business Officer

SUBTENANT:

HYDRA BIOSCIENCES, INC.

By:	/s/ Thomas J. Burke
Name:	Thomas J. Burke
Title:	Vice President, Finance

Exhibit A

Floor Plan

FLOOR PLAN

NEW BIO SPACE
(MM, DC, AD JP)
CHEM LAB
RH
NEW
CONF
ROOM
DK
TB&
CB
GL
JP
Nanion
Storage
LCMS
CHEM
Stockroom
RELOCATE SUPPLY
ROOM
NEW EPHIS SPACE
(TS, EU, VICTOR)
INFINITY SPACE
BSC

THIRD FLOOR PLAN

Exhibit B

Reserved Spaces

SPACE (as shown on Exhibit A)	PURPOSE
Central corridor	Access to Surrendered Premises

Stairways (2) and elevator	Access to Surrendered Premises

Bathrooms in central corridor	Use by Sublandlord in connection with occupancy of Surrendered Premises

Kitchen (except refrigerator located therein)	Use by Sublandlord in connection with occupancy of Surrendered Premises

Lobby in central corridor	Use by Sublandlord in connection with occupancy of Surrendered Premises

Glass wash in central corridor	Use by Sublandlord in connection with occupancy of Surrendered Premises

Copy room in central corridor	Use by Sublandlord in connection with occupancy of Surrendered Premises

Conference room adjacent to kitchen in central corridor	Use by Sublandlord in connection with occupancy of Surrendered Premises (subject to availability; Subtenant shall have first priority to use this conference room)

Library in central corridor	Use by Sublandlord in connection with occupancy of Surrendered Premises

Janitor, common support and storage closet in central corridor	Use by Sublandlord in connection with occupancy of Surrendered Premises

Tel/data and electrical rooms in central corridor	Use by Sublandlord in connection with occupancy of Surrendered Premises

Signage adjacent to Surrendered Premises	Use by Sublandlord in connection with occupancy of Surrendered Premises

CONSENT TO THIRD AMENDMENT TO SUBLEASE

This Consent to Amendment to Sublease (this “Consent to Third Amendment”) is made as of May 5, 2009, by ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company, having an address of 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101 (“Landlord”), INFINITY DISCOVERY, INC., a Delaware corporation, having an address of 780 Memorial Drive, Cambridge, Massachusetts (“Tenant”), and HYDRA BIOSCIENCES, INC., a Delaware corporation, having an address at 790 Memorial Drive, Cambridge, Massachusetts (“Sublessee”) with reference to the following Recitals.

R E C I T A L S

A. Landlord and Tenant entered into that certain Lease Agreement, dated July 2, 2002, as amended by a First Amendment to Lease dated March 25, 2003, a Second Amendment to Lease dated April 30, 2003, a Third Amendment to Lease dated October 30, 2003, a Fourth Amendment to Lease dated December 15, 2003, and a Letter Agreement dated October 13, 2004 (as so amended, the “Lease”), wherein Landlord leased to Tenant certain premises (the “Premises”), commonly known as and located at 770 and 790 Memorial Drive, Cambridge, Massachusetts, and more particularly described in the Lease.

B. Tenant leased to Sublessee approximately 16,167 rentable square feet of the Premises more particularly described in and pursuant to the provisions of that certain Sublease Agreement dated August 24, 2004, as amended by that certain First Amendment to Sublease dated October 17, 2005, and by that certain Second Amendment to Sublease dated January 9, 2006 (as so amended, the “Original Sublease”). Landlord consented to the Original Sublease pursuant to that certain Consent to Sublease dated as of December 1, 2004, that certain Consent to Amendment to Sublease dated as of October 31, 2005, and that certain Consent to Amendment to Sublease dated January 26, 2006 (collectively, the “Original Consent”). The Original Consent, as amended by this Consent to Third Amendment, is hereinafter referred to as the “Consent”.

C. Tenant and Sublessee desire to amend the Original Sublease to reduce the rentable square feet of the Subleased Premises (as defined in the Original Sublease) to Sublessee, as more particularly described in and pursuant to the provisions of that certain Third Amendment to Sublease, dated as of April 17, 2009 (the “Third Amendment to Sublease”), a copy of which is attached hereto as Exhibit A. The Original Sublease, as amended by the Third Amendment to Sublease, is hereinafter referred to as the “Sublease”.

D. Tenant desires to obtain Landlord’s consent to the Third Amendment to Sublease.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the amendment of the Original Sublease, as more particularly described in and pursuant to the provisions of the Third Amendment to Sublease, such consent being subject to and upon the following terms and conditions to which Tenant and Sublessee hereby agree:

1.	All initially capitalized terms not otherwise defined in this Consent shall have the meanings set forth in the Lease unless the context clearly indicates otherwise.

2.	This Consent to Third Amendment shall not be effective and the Third Amendment to Sublease shall not be valid unless and until Landlord shall have received: (a) a fully executed copy of the Third Amendment to Sublease, and (b) a fully executed counterpart of this Consent to Third Amendment. Tenant and Sublessee each represent and warrant to Landlord that the copy of the Third Amendment to Sublease attached hereto as Exhibit A is true, correct and complete in all material respects.

3.	Landlord neither approves nor disapproves the terms, conditions and agreements contained in the Third Amendment to Sublease, all of which shall be subordinate and at all times subject to: (a) all of the covenants, agreements, terms, provisions and conditions contained in the Lease, (b) superior ground leases, mortgages, deeds of trust, or any other hypothecation or security now existing or hereafter placed upon the real property of which the Premises are a part and to any and all advances secured thereby and to all renewals, modifications, consolidations, replacements and extensions thereof, and (c) all matters of record affecting the Premises and all laws, ordinances and regulations now or hereafter affecting the Premises.

4.	Nothing contained herein or in the Third Amendment to Sublease shall be construed to:

a.	modify, waive, impair, or affect any of the terms, covenants or conditions contained in the Lease (including Tenant’s obligation to obtain any required consents for any other or future sublettings), or to waive any breach thereof, or any rights or remedies of Landlord under the Lease against any person, firm, association or corporation liable for the performance thereof, or to enlarge or increase Landlord’s obligations or liabilities under the Lease (including, without limitation, any liability to Sublessee for any portion of the security deposit held by Tenant under the Sublease), and all terms, covenants and conditions of the Lease are hereby declared by each of Landlord and Tenant to be in full force and effect; or

b.	require Landlord to accept any payments from Sublessee on behalf of Tenant, except as expressly provided for in the Consent.

Tenant shall remain liable and responsible for the due keeping, performance and observance of all the terms, covenants and conditions set forth in the Lease on the part of the Tenant to be kept, performed and observed and for the payment of the annual rent, additional rent and all other sums now and hereafter becoming payable thereunder for all of the Premises, including, without limitation, the Subleased Premises.

5.	Notwithstanding anything in the Sublease to the contrary:

a.	Tenant and Sublessee agree to each of the terms and conditions of the Consent, and upon any conflict between the terms of the Sublease and the Consent, the terms of the Consent shall control.

b.	Notwithstanding anything in the Lease, Tenant agrees to reimburse all of Landlord’s costs and expenses in connection with this Consent to Third Amendment in an amount not to exceed Fifteen Hundred Dollars ($1,500.00).

6.

Tenant and Sublessee agree that the Sublease will not be further modified or amended in any way without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant and Sublessee hereby agree that it shall be reasonable for Landlord to withhold its consent to any modification or amendment of the Sublease which would change the permitted use of the Subleased Premises or which would affect Landlord’s status as a real estate investment trust. Any further modification or amendment of the Sublease without Landlord’s prior written consent shall be void and of no force or effect. Except as herein amended, the Original Consent shall remain in full force and effect in accordance with its terms.

7.	The Consent may not be changed orally, but only by an agreement in writing signed by Landlord and the party against whom enforcement of any change is sought.

8.	This Consent To Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

9.	The Consent and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State in which the Premises are located, without regard to its principles of conflicts of law.

[Signatures on next page]

IN WITNESS WHEREOF, Landlord, Tenant and Sublessee have caused their duly authorized representatives to execute this Consent to Third Amendment as of the date first above written.

LANDLORD:	ARE-770/784/790 MEMORIAL DRIVE, LLC,
a Delaware limited liability company

	By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member

		By:	ARE-QRS Corp.,
a Maryland corporation,
general partner

			By:	/s/ Jackie Clem
			Name:	Jackie Clem
			Title:	VP – RE Legal Affairs

TENANT:	INFINITY DISCOVERY, INC., a Delaware corporation

	By:	/s/ Adelene Q. Perkins
	Name:	Adelene Q. Perkins
	Title:	President & Chief Business Officer

SUBLESSEE:	HYDRA BIOSCIENCES, INC.,
a Delaware corporation

	By:	/s/ Thomas J. Burke
	Name:	Thomas J. Burke
	Title:	Vice President, Finance

EXHIBIT A

COPY OF AMENDMENT TO SUBLEASE

SEE ATTACHED

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